Exhibit 10.1
August 31, 2009
Mr. Mark A. Blinn
Senior Vice President and Chief Financial Officer
Flowserve Corporation
Dear Mark:
On behalf of the Board of Directors of Flowserve Corporation (“Flowserve”), I am pleased to confirm that you will be appointed as the President and Chief Executive Officer of Flowserve effective October 1, 2009.
Effective upon your appointment as President and Chief Executive Officer, your current employment agreement with Flowserve dated May 7, 2007, as amended as of November 19, 2008 and February 23, 2009, shall be terminated and cease to be of any further force or effect, and your employment with Flowserve thereafter will be on an at-will basis. Of course, your existing equity incentive compensation grants will remain outstanding in accordance with their terms and, to the extent you are eligible, you will participate (or continue to participate, as the case may be) in the various compensation and benefit programs maintained by Flowserve in accordance with their terms and conditions as in effect from time to time.
The existing restrictive covenant agreements between you and Flowserve executed in the past, and other agreements between you and Flowserve on your use of Flowserve’s confidential information, your ability to work for a competitor, soliciting employees of Flowserve to leave Flowserve and soliciting business from Flowserve’s customers all remain in effect.
A term sheet listing your new salary, new annual incentive target award rate and new long term incentive plan target award rate is attached hereto.
We are excited about this new chapter for Flowserve and have every confidence that you are the right person to lead Flowserve forward at this critical juncture. We look forward to a long and productive relationship.
Please acknowledge your acceptance of the terms of this letter agreement by countersigning below where indicated. This letter agreement may be executed in counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.
Very truly yours,
FLOWSERVE CORPORATION

By:	/s/ James O. Rollans

	Name:	James O. Rollans
	Title:	Chairman of the Board of Directors

ACKNOWLEDGED AND AGREED

/s/ Mark A. Blinn
Mark A. Blinn
Date: August 31, 2009
[Signature Page to Mark A. Blinn Letter Agreement]

FLS CEO Term Sheet
Term Sheet Items
Salary: $915,000, effective September 1, 2009
Target Bonus %: 100% (2009 Bonus prorated using his August 31st salary and CFO target for 9 months and his December 31 salary and CEO target for final 3 months.)
LTIP % Target: 300%
Termination w/o Cause: Officer Severance Plan
Termination w/CIC: Executive Officer CIC Plan
Non-Compete: Restrictive Covenants Form Agreement